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Code of Ethics

I.          Introduction

The Adviser and its Supervised Persons all owe a fiduciary duty to their Clients.  As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of the Adviser’s Clients.  Accordingly, the Adviser has adopted this Code of Ethics (the “Code”) which:

A.        Seeks to place the interests of their Clients over the interests of any Supervised Person;

B.        Imposes standards of business conduct for all Supervised Persons;

C.        Requires Supervised Persons to comply with the Federal Securities Laws;

D.        Regulates Supervised Person personal securities transactions; and

E.        Requires reporting and review of all trading in Employee Accounts.

This Code uses various defined terms.  Some of those terms are defined in the body of the Code.  In addition, other terms are defined in the Definitions section found at the end of this Code.

II.        Employees to Whom This Code Applies

This Code applies to all Supervised Persons as well as members of senior management of Cowen Group, Inc.  Every Supervised Person must read, acknowledge receipt of and retain this Code.

III.       Business Conduct Standards

All Supervised Persons are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

A.	Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for the Adviser, which is not otherwise generally available to the public, is proprietary and strictly confidential.  In particular, no Supervised Person shall (i) misuse material, non-public information whether obtained in the course of business activities for the Adviser or otherwise (see Section 9.1); (ii) employ any device, scheme or artifice to defraud Clients; (iii) make any untrue statement of a material fact to Clients or potential clients of the Adviser; (iv) engage in any act, practice, or course of business which operates to defraud or deceive Clients or potential clients of the Adviser; (v) engage in any manipulative practice with respect to Clients or potential clients of the Adviser; or (vi) misappropriate any assets or investment opportunities of a Managed Account investor or Fund Investor.

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B.	Unlawful Actions

It is unlawful for any Supervised Person, in connection with the purchase or sale, directly or indirectly, by the person of an Unregistered Investment Company Interest Held or to be acquired by a Registered Investment Company:

(1)	To employ any device, scheme or artifice to defraud the Registered Investment Company;

(2)
To make any untrue statement of a material fact to the Registered Investment Company or omit to state a material fact necessary in order to make the statements made to the Registered Investment Company, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Investment Company; or

(4)	To engage in any manipulative practice with respect to the Registered Investment Company.

C.	Place the Interests of Client Accounts First

The Adviser has a fiduciary duty to place at all times the interests of Clients first. As fiduciaries you must scrupulously avoid serving your own personal interests ahead of the interests of Clients.  You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client.

D.	Execute Personal Securities Transactions in Compliance with this Code

Your personal securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility.  Accordingly, you must comply with the personal trading policies and procedures set forth in this Code.  Doubtful situations should be resolved against your personal trading.

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IV.        Legal Compliance

 Supervised Persons must obey all laws and regulations applicable to the Adviser’s business, including but not limited to, the Federal Securities Laws.

V.         Personal Trading Activity

A.	Requirement to Maintain Brokerage Accounts at an Approved Third Party Broker Dealer

All Supervised Persons are required to hold their Employee Accounts at an approved third-party broker dealer.  Exceptions are granted solely in management’s discretion.

The Adviser uses McDonald Information Service, Inc. to perform an Employee Surveillance Program (“ESP”) for all Supervised Persons.  This program independently tracks each Supervised Person on an ongoing basis and notifies the firm each time a personal trading account for a Supervised Person is opened at another brokerage firm.  In the event ESP identifies an employee personal trading account opened at an unauthorized third-party broker dealer, the Operations Department and the LCD will be notified and will work with the Supervised Person to determine if the account can remain or must be moved to an authorized counterparty.

B.	Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of the Adviser for any of its Supervised Persons to engage in any act, practice or course of business in connection with the purchase or sale of any Securities for an Employee Account which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts.  Two common examples of such prohibited activities are described below.  However, any fraudulent practice in connection with the purchase or sale of securities for Employee Accounts is prohibited by the Federal Securities Laws and the Adviser.

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C.	Common Examples of Fraudulent Personal Trading

(1)	General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for a Client(s), which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws.

Examples of front-running or scalping include:

(i)         An Employee Account uses knowledge of a future purchase of a security by a Client and acquires direct or indirect ownership in the security before the Client buys the security.

(ii)        An Employee Account uses knowledge of a future sale of a security by a Client and sells (short or long) the security before the Client sells the security.

(2)	General Prohibition Against Trading Client Accounts to Benefit Employees

The practice of trading on behalf of a Client for the purpose of benefiting an Employee’s Account is prohibited by the Federal Securities Laws.

D.	Preclearance of All Personal Securities Transactions

Supervised Persons may not purchase or sell directly or indirectly through their Employee Account, any security in which the account has, or by reason of such transactions acquires, beneficial ownership (“Beneficial Ownership”) unless the Supervised Person obtains preclearance from their supervisor and the Control Room prior to executing the trade.  Preclearance for personal trading (but for private investments – see below) must be obtained using the Compliance11 system.  Supervised Persons are considered to have a Beneficial Ownership in securities if the Supervised Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “pecuniary interest” in such securities.  While the definition of “Pecuniary Interest” is complex, an employee generally has a pecuniary interest in securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  Appendix B to this Compliance Manual gives examples of an indirect Pecuniary Interest in securities.  Employee Accounts include securities or commodities accounts maintained at any financial institution where a Supervised Person has a Beneficial Ownership interest in securities in the account.

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All personal securities transactions (but for those listed below) will be subject to the preclearance process, including those entered into by members of both Cowen Group, Inc. and Ramius senior management.  As noted above, preclearance for personal trading activities (but for private investments which shall be pre-cleared through email correspondence) must be obtained using the Compliance11 system.  Supervised Persons will be presumptively restricted from trading in securities that were put on the Restricted List by anyone in their respective PM Group.  Trading of securities on the Restricted List by Supervised Persons in other PM Groups or business units will be allowed subject to pre-approval by the Control Room.

There is a 30-day mandatory holding period for all Securities acquired by an Employee Account, subject to the limited exceptions set forth by LCD. Securities identified below that are not subject to pre-clearance will not be subject to the 30-day mandatory holding period.

The following Securities do not require preclearance: direct obligations of the Government of the U.S., bankers’ acceptances, bank certificates of deposit, commercial paper, ETF’s, and high quality short-term debt instruments, including repurchase agreements or shares issued by registered investment companies not advised or sub-advised by the Adviser, index commodities, currency and commodity futures and options.

E.	Preclearance of Personal Securities Transactions in Limited Offerings and Initial Public Offerings

Supervised Persons are not permitted to engage in limited offerings (e.g., a hedge fund or private investments), whether or not there is compensation paid for effecting the transaction, without the LCD’s prior approval.  Participation in limited offering (e.g., a hedge fund or private investments) by a Supervised Person including those entered into by members of both Cowen Group, Inc. and Ramius senior management requires approval.  A request to engage in a private investment should be made via email and describe in detail the proposed transaction, the Supervised Person’s proposed role in such transaction, and whether or not he or she will receive any compensation in connection with such transaction.  Private investments are defined as any securities transaction or investment outside the regular course or scope of a Supervised Person’s employment with the Adviser.

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FINRA rules generally prohibit Supervised Persons from purchasing initial public offerings of equity securities, which are called “New Issues” under SRO rules.  Consequently, no Supervised Persons may purchase an initial public offering of an equity security unless the transaction is approved by the LCD.  Generally, the LCD will not approve such transactions.

VI.       The Adviser’s Policy on Political Contributions

The Adviser’s Policy on Political Contributions requires all political contributions and participation in political organizations and campaigns (even on a voluntary basis) by a Supervised Person be pre-approved by the LCD.

The Adviser is subject to numerous pay to play restrictions that exist at the federal, state and municipal level.  The applicable SEC rule on this topic (Rule 206(4) – 5), provides for draconian penalties where the rule has been violated, including a potential ban on the Adviser’s ability to receive compensation (including management fees, incentive allocations and other forms of compensation) from certain public pension plans for up to two years from the date of a violation.  Therefore, it is imperative that all Supervised Persons abide by the Adviser’s policies and procedures regarding contributions to political candidates and political organizations.

Many of the pay to play regulations apply to a range of activities that go well beyond contributing money to a candidate (including, but not limited to, Supervised Persons soliciting candidate contributions, hosting a non-fundraiser “meet and greet,” and/or volunteering their time.)  Contributions to non-candidate entities, even 501(c)(3) charitable organizations, may sometimes result in a violation of “pay to play” regulations.

The following are examples of the types of contributions covered by the Adviser’s Policy on Political Contributions and require pre-approval by the LCD:

•	All political contributions to all federal, state and local candidates and sitting officeholders. Contributions to federal, state and local political parties.

•
Contributions to Political Action Committees (PACs).  Participating in political fundraising activities on behalf of all federal, state and local candidates.  Thus, volunteering to participate on a fundraising committee (either for one or more events or for a campaign), or in any way participating in a political fundraising event (including by volunteering your time, or providing facilities for the event, or even speaking at the event) are all covered by our Policy.

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•
Attending a political fundraising event if a contribution, admission fee, ticket purchase or other form of payment is made in exchange for your attendance, even if the event also has a social component (e.g., a breakfast, a cocktail reception, a dinner event, etc.).

A.	How and Where the Political Organization or Candidate uses its Money

All Supervised Persons are asked to inquire how and where the political organization or candidate spends its money.  Most pay-to-play statues prohibit investment advisers from using third parties to circumvent contribution restrictions.  Therefore, before considering a political contribution, Supervised Persons should ask how and where the entity or candidate spends its money, with a particular eye towards whether the political organization or candidate supports states and/or local candidates or parties thereby increasing the risk of implicating pay-to-play statutes.

Please do not assume that just because a federal candidate or officeholder is making the solicitation that money contributed to the organization will be spent solely on federal activities.  For example, national party committees like the RNC and the DNC, federal Leadership PACs, and outside organizations have wide latitude to contribute to state parties and candidates for office.

B.	Required Inquiries for Supervised Persons Wishing to Make Political Donations

The LCD advises all Supervised Persons wishing to contribute to a federal candidate or organization to please inquire with such political candidate or organization if they have an established separate operating account for funds not permitted for use on state or local elections or matters.  If such account is available, Supervised Persons are required to request their donation be placed in such account and request a letter confirming the contribution has been placed in a separate operating account.

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If a separate operating account is not available and the national organization or federal candidate is able to use raised funds on behalf of state and/or local parties and candidates, the Supervised Person is required to ask the organization or candidate for a letter confirming that the donor’s contribution is not being earmarked for a particular candidate, party or committee at the state/local level.

Please note that contributions and participation by spouses of Supervised Persons are covered by this policy as well.  Political contributions by other family members generally are not covered by the Adviser’s policy, unless the relevant Supervised Person directs the family member to make the contribution or provides the funding for it.

VII.     Reporting of Personal Securities Transactions Paid by the Employee Accounts

All Supervised Persons are under a duty to complete and provide the reports described below for Employee Accounts in which they have a Beneficial Interest.  The LCD shall establish and maintain procedures by which appropriate management or compliance personnel will review the Employee Account statements and the reports required to be made pursuant to this reporting section.

A.	Initial Holdings Reports

All Supervised Persons must report no later than twenty (20) days after becoming a Supervised Person to the Control Room the below information which must be current as of a date no more than forty-five (45) days prior to becoming a Supervised Persons .

(1)
the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the employee has any direct or indirect Beneficial Ownership;

(2)	the name of the entity with which the Supervised Person maintains an account in which any Securities are held for the direct or indirect benefit of the Supervised Person1; and

1
Please note the information required by this Item Number 2 of the Initial Holdings Report applies to a broader array of securities than Item Number 1.  In providing the information required by Item Number 1, you only need to consider Covered Securities in which you had any direct or indirect Beneficial Ownership.  However, in providing the information required by Item Number 2 you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Ownership interest.  For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.

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(3)	the date that the report is submitted by the Supervised Person.

Initial personal holdings reports are collected electronically via the Compliance11 system unless, subject to the LCD’s approval, you turn in brokerage statements containing all the information required in the Initial Holdings Reports.

B.	Quarterly Transaction Reports

Every Supervised Person must report to the LCD no later than 30 days after the end of the calendar quarter, the following information:

(1)
With respect to any transaction during the quarter in a Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the Supervised Person had any direct or indirect Beneficial Ownership unless such transaction was effected pursuant to an Automatic Investment Plan:

(a)
the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the Covered Security at which the transaction was effected;

(d)	the name of the entity with or through which the transaction was effected; and

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(e)	the date that the report is submitted by the Supervised Person.

This includes reporting Securities acquired through a gift or inheritance.

(2)
If brokerage statements submitted to the LCD cover all transactions in Covered Securities in which the Supervised Person had any direct or indirect Beneficial Ownership interest in the quarter and is provided to the LCD within the time period required for a Quarterly Transaction Report (i.e., within thirty (30) days after the end of the applicable calendar quarter), then such Supervised Person need only represent on the securities transaction portion of the Quarterly Transaction Report:

(a)
that he/she has directed all broker-dealers who hold any Covered Securities in which such Supervised Person has a Beneficial Ownership interest to send duplicate confirmations and account statements to the LCD; and

(b)	the form of such confirmations, account statements or records provided to the LCD contains all the information required in a Quarterly Transaction Report.

(3)
With respect to any account established by a Supervised Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Supervised Person the Supervised Person must report:2

(a)	the name of the broker, dealer or bank with whom the Supervised Person established the account;

2
Please note the information required by this Item Number 3 of the Quarterly Transaction Report applies to a broader array of securities than Item Number 1.  In providing the information required by Item Number 1, you only need to consider Covered Securities in which you had any direct or indirect Beneficial Ownership.  However, in providing the information required by Item Number 2 you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Ownership interest.  For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.

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(b)	the date the account was established; and

(c)	the date that the report is submitted by the Supervised Person.

Quarterly Transaction Reports are collected electronically via the Compliance11 system.

C.	Annual Holdings Reports

At least once each year, on a date set by the LCD each Supervised Person must report to the LCD the following information which must be current as of a date no more than forty-five (45) days prior to the date the report is submitted:

(1)
the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the Supervised Person has any direct or indirect Beneficial Ownership;

(2)	the name of any broker, dealer or bank with whom the Supervised Person maintains an account in which any Securities are held for the direct or indirect benefit of the Supervised Person3; and

(3)	the date that the report is submitted by the Supervised Person.

Annual personal holdings are collected electronically via the Compliance11 system.  Alternatively, if pre-approval from the LCD is obtained, you may turn in brokerage statements containing all the information required in the Annual Holding Reports.

3
Please note the information required by this Item Number 2 of the Annual Holdings Report applies to a broader array of securities than Item Number 1.  In providing the information required by Item Number 1, you only need to consider Covered Securities in which you had any direct or indirect Beneficial Ownership.  However, in providing the information required by Item Number 2 you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Ownership interest.  For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.

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VIII.    Initial and Annual Certificate of Compliance

You are required to certify upon commencement of your employment (or the effective date of this Code), and annually thereafter, that you have received and read this Code and recognize that you are subject to this Code.  Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions required by this Code.

The Adviser is required by law to keep a record of all violations of this Code including the failure by a Supervised Person to submit a transaction or holding reports required by this code on time.   The SEC has access to that record during an inspection.

IX.       Reporting of Violations

If you become aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you must report such violation(s) or potential violation(s) promptly to the CCO or other member of the LCD.  Failure to report any violation(s) of this Code, which you are aware of, in a prompt manner will be considered itself a violation of the Code and subject to remedial action.

X.        Reimbursement by Supervised Persons for Competing with Client Trades

At least daily the Control Room will review all trades that occurred in Employee Accounts against trades that occurred in Client accounts to determine whether any trades for Employee Accounts competed against trades made for a Client including separate institutional accounts and the other separate individual accounts managed by the Adviser.  A trade in an Employee Account will be deemed to have competed against trades for a Client if the Client and Employee Account traded the same security in the same direction (i.e., both the Employee Account and the Client bought the same security or sold the same security) on the same day.  The Control Room’s trades and reports are reviewed by the CCO.

For any trades in Employee Accounts that competed with trades of a Client, the LCD must determine whether the average price paid by the Employee Accounts was a better price than the average price received or paid by the Client for that security on that day.  If an Employee Account received or paid better prices for a security, the Supervised Person will be asked to reimburse the Client for the difference between the prices the Employee Account received or paid and the average price received or paid by the Client.

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Certain members of both Cowen Group, Inc. and Ramius senior management and certain Ramius portfolio managers responsible for trading the Adviser’s proprietary managed accounts who trade the same way (e.g. buy, sell) in the same security as a proprietary managed account on a particular day must disgorge to the proprietary managed account any amounts in excess of $100 to the extent such member of senior management or Ramius portfolio manager obtains a better average price than the proprietary managed account (regardless of the relative size of the trades).  The LCD may in its discretion determine that disgorgement is not warranted under certain circumstances and waive the obligation under this policy.

XI.       Disciplinary Action for Violations of the Code of Ethics

Supervised Persons that fail to follow the policies and procedures set forth in the Code of Ethics are subject to disciplinary action by the Adviser.  Please see Section 12 below for the Adviser’s policy on disciplinary action for failure to follow the compliance policies and procedures and for more detail on how such infractions are addressed.

XII.     Definitions

The definitions below apply to this Section 9.3 of the Compliance Manual only.

A.         “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B.         “Beneficial Interest” - Supervised Persons are considered to have beneficial interest in Securities if they have or share a direct or indirect pecuniary interest in the Securities.  Supervised Persons have a pecuniary interest in Securities if they have the ability to directly or indirectly profit from a securities transaction (e.g., Securities held by members of a Supervised Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.)

C.           “Covered Security” means a Security as defined in item H below (in effect, all Securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; money market fund shares and shares issued by open-end investment companies registered under the 1940 Act other than Reportable Funds.

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D.         “Federal Securities Laws” means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

E.         “Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

F.         “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

G.         “Registered Investment Company” means an investment company registered under the 1940 Act advised or subadvised by Ramius Alternative Solutions LLC or Ramius Trading Strategies LLC.

H.         “Reportable Fund” means (i) any investment company registered under the 1940 Act (“mutual fund”) for which The Adviser serves as an investment adviser or (ii) any mutual fund whose investment adviser or principal underwriter controls, is controlled by or is under common control with The Adviser.

I.          “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

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J.          “Unregistered Investment Company” means an investment company exempt from registration under the 1940 Act.

K.         “Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company” means any Unregistered Investment Company Interest Held which, within the most recent 15 days:

(1)	is or has been held by a Registered Investment Company; or

(2)	is being or has been considered by Ramius Alternative Solutions LLC or Ramius Trading Strategies LLC for purchase by a Registered Investment Company.